SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On November 15, 2019, Alpha Holdings, Inc. issued a press release (the “Press Release”). A copy of the Press Release is attached herewith as Exhibit 1.

Alpha Holdings Provides Update on Opposition to OncoSec Takeover Proposal

Lawsuits Against OncoSec Proceeding in Nevada District Court

Remains Opposed to China Grand Transaction and Intends to Solicit Proxies from Shareholders at Special Meeting

November 15, 2019 08:56 AM Eastern Standard Time

SEONGNAM, South Korea--(BUSINESS WIRE)--Alpha Holdings, Inc. (KOSDAQ: 117670) (“Alpha Holdings”), the largest stockholder of OncoSec Medical Incorporated (NASDAQ: ONCS) (“OncoSec” or the “Company”), with an approximate 15.1% ownership stake, today provided an update with respect to its opposition of the proposed takeover of OncoSec by China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP (together, “China Grand”).

Pending Litigation Against OncoSec

On October 29, 2019, Alpha Holdings filed two lawsuits against OncoSec in the District Court of Clark County, Nevada. The first is a class action lawsuit filed by Alpha Holdings on behalf of all OncoSec stockholders, alleging that (i) OncoSec board members breached their fiduciary duties by agreeing to the China Grand Takeover Proposal and by making incomplete and misleading disclosures in connection with the proposal and (ii) Sirtex and a CGP subsidiary aided and abetted those breaches. The second lawsuit seeks access to certain OncoSec books and records, including the stockholder list that Alpha Holdings is legally entitled to use in connection with its effort to solicit votes in opposition to the China Grand Takeover Proposal.

The defendants in Alpha Holdings’ fiduciary class action moved to dismiss the complaint, and a hearing on their motions is scheduled for November 25, 2019. A hearing on Alpha Holdings’ motion for a preliminary injunction blocking a stockholder vote on the China Grand Takeover Proposal is scheduled for January 13, 2020. OncoSec has agreed that it will hold the Special Meeting of Stockholders no sooner than January 15, 2020.

Hee Do Koo, Chief Executive Officer of Alpha Holdings, Outlines Reasons for Opposing Transaction

Alpha Holdings continues to believe that the China Grand Proposal is not in the best interests of OncoSec’s stockholders, and CEO Hee Do Koo has outlined Alpha Holdings’ reasons for opposing the transaction below.

Q:	What do you think of the proposed China Grand take-over?

A:	“In short, I think it is too unfavorable to OncoSec and its shareholders.

With this transaction, China Grand and its affiliate Sirtex Medical will take control of the Company, could rebuff other potential acquirors of OncoSec, and could even take the company private, de-listing the Company from NASDAQ. We are particularly concerned about China Grand’s purported “option to offer” to acquire OncoSec’s remaining outstanding shares (47% of the Company) at the greater of $4.50 per share or 110% of the closing price within 12 months of the closing. It is unclear what rights this “option” gives China Grand and in any case, we believe it is unfavorable to the Company.

We believe the Company can find additional financing without giving up control, particularly if clinical trials continue to go well. This is critical because this transaction effectively prevents the possibility of maximizing value if the Company succeeds in the clinical trial next year. Alpha does not believe that it is the best decision to give up on the possibility of much bigger returns, which could be realized in the near future, in exchange for $30 million, when this amount is greater than what the Company needs at this time.”

Q:	Why does Alpha oppose the proposed China Grand take-over?

A:	“In addition to giving China Grand control at a depressed share price, we are also very concerned about the out-licensing portion of the proposed transaction.

With this license, the Company has transferred all of its current and future drug pipelines and technology without any upfront payment, only receiving a royalty of 20% on future revenues in 35 Asian countries. This is most troublesome to me.

OncoSec gives a significant part of the Company’s value to China Grand under the license, whereas China Grant does not pay, and has not even determined, the value of this exchange. If China Grand does not succeed in commercialization, China Grand can simply walk away.

We believe if these terms were offered to big pharma companies, which have extensive global sales networks, the likelihood of success would be higher than what China Grand could achieve. We believe that OncoSec should seek a stronger licensing partner than China Grand.”

Q:	If the Company’s proposals for this shareholder meeting are not approved, the Company could soon use up its capital and would need to do some other financing. What are your views on this point?

A:	“First off, the amount of proposed capital increase is more than the Company needs.

According to OncoSec, the Company will complete its clinical trial on melanoma (KEYNOTE-695) in the second half of 2020, and we believe that the data the Company has disclosed so far looks promising. Thus, I think the Company needs to raise only an adequate amount of capital now and raise additional capital next year after its success in the clinical trial, which will multiply the Company’s value. The proposed size of capital increase at this time, when the Company is undervalued, seriously dilutes the share values of existing shareholders.

Management should not act against the interests of the Company’s long-time shareholders, who have given utmost trust to the Company and its management.

So I think the Company needs to raise only the capital necessary to carry it through the third quarter of next year. And it would be necessary to include existing shareholders in the capital increase, by allocating and issuing new stock to these shareholders. This would minimize the dilution issue for existing shareholders and improve the investor relationship for the Company. It is Alpha’s basic business principle that the management and shareholders must cooperate and work together in times of difficulty.”

Q:	As OncoSec shareholders are preparing to vote on the proposed China Grand take-over, what should they keep in mind?

A:	“Alpha believes that the Company should limit its financing to the amount it needs through the third quarter of next year and withdraw the proposed license, share issuance to China Grand and the poorly conceived option to offer to acquire the Company at $4.50 per share/110% premium.

Also, the Company should reject transactions that would transfer control or allow de-listing at a low price.

I think the Company has been able to come this far not only through the efforts of the management but also with the support of the shareholders. Now is the time for the Company to act in its best interest and to be considerate of its shareholders. And it is also the time for shareholders to express their views to the Company by voting their shares against the China Grand take-over of OncoSec.”

Alpha Holdings’ preliminary proxy statement has been filed with the U.S. Securities and Exchange Commission. Stockholders need take no action at this time.

About Alpha Holdings, Inc.

Alpha Holdings, Inc. is a top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials. The company, formerly known as Alpha Chips Corp., is headquartered in Seongnam, South Korea and was founded in 2002. Alpha is listed on the KOSDAQ Market.

Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Alpha Holdings disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Alpha Holdings has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Additional Information and Where to Find It

ALPHA HOLDINGS, INC. AND ITS WHOLLY-OWNED SUBSIDIARY, ALPHA BIOLABS, INC. (TOGETHER, THE “PARTICIPANTS”) ARE PARTICIPANTS IN A PROXY CONTEST WITH RESPECT TO THE PROPOSED SPECIAL MEETING OF STOCKHOLDERS OF ONCOSEC MEDICAL INC. (THE “COMPANY”) TO APPROVE THE PROPOSED TRANSACTION BETWEEN THE COMPANY, GRAND DECADE DEVELOPMENTS LIMITED, A WHOLLY OWNED SUBSIDIARY OF CHINA GRAND PHARMACEUTICAL AND HEALTHCARE HOLDINGS LIMITED (“CGP”), AND SIRTEX MEDICAL US HOLDINGS, INC., AN AFFILIATE OF CGP. THE PARTICIPANTS INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF BLUE PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS’ SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING BLUE PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, THE PROXY SOLICITOR OF THE PARTICIPANTS, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720.

Contacts

Investors

Bruce Goldfarb / Chuck Garske / Teresa Huang

Okapi Partners

+ 1 (212) 297-0720

Media

Renée Soto / Hugh Burns / Nicholas Leasure

Reevemark

+ 1 (212) 433-4600

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